Exhibit 99.2

SKECHERS VOTING TRUST AGREEMENT

This Voting Trust Agreement (this “Agreement”) is made as of March 2, 2016, between the persons whose signatures are hereunto affixed as Beneficiaries, such other qualified persons as shall become parties hereto from time to time as Beneficiaries, and each of Robert Y. Greenberg and Gil N. Schwartzberg, not individually, but solely in their respective capacities as an initial trustee hereunder (each a “Trustee” and, collectively, the “Trustees”).

Recitals

WHEREAS, the Beneficiaries each hold shares of Class B common stock, par value $.001 per share (the “Class B Common Stock”), of Skechers U.S.A., Inc., a Delaware corporation (the “Company”);

WHEREAS, the Beneficiaries deem it advisable to deposit certain shares of Class B Common Stock that they own (collectively, the “Shares”) with the Trustees to be held in trust as provided in this Agreement (the “Voting Trust”); and

WHEREAS, the parties hereto intend the Voting Trust created by this Agreement to be a voting trust within the meaning of Section 218(a) of the General Corporation Law of the State of Delaware.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Beneficiaries and the Trustees do hereby agree as follows:

1.	DEFINITIONS

1.1 Definition of Beneficiary. The term “Beneficiary,” as used in this Agreement, shall mean a holder of record on the books of the Voting Trust of Trust Interests (as defined below) granted hereunder (whether held by initial deposit or by subsequent transfer in accordance with this Agreement), and shall be construed to mean and include not only such holders and owners acting in their own right, but also any person, association or corporation possessing Trust Interests in a representative or fiduciary capacity.

1.2 Definition of Transfer. The term “Transfer” (a) when used with respect to the Shares, shall have the meaning ascribed to it in the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended from time to time (the “Certificate of Incorporation”), (b) when used with respect to Trust Interests, shall mean any direct or indirect sale, exchange, assignment, conveyance, gift, hypothecation or other transfer or disposition of such Trust Interest, or any legal or beneficial interest in such Trust Interest (including a change of beneficial interest arising under a trust), whether or not for value and whether voluntary or involuntary or by operation of law and (c) when used as a reference to any Transfer under the Certificate of Incorporation, shall have the meaning ascribed to it in the Certificate of Incorporation.

1.3 Other Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Certificate of Incorporation.

2.	CREATION OF TRUST AND DEPOSIT OF SHARES WITH TRUSTEE

2.1 Name; Filing; Inspection. The name of the Voting Trust shall be the “Skechers Voting Trust.” Copies of this Agreement and of every agreement supplemental hereto or amendatory hereof, shall be delivered to the principal place of business of the Company where it shall be available for inspection by any Beneficiary or stockholder of the Company during business hours. The Trust Interests issued as herein provided shall be issued and held subject to all of the terms of this Agreement.

2.2 Deposit. Robert Y. Greenberg, as a Trustee of the Greenberg Family Trust, shall deposit with the Trustees eight million five hundred thousand (8,500,000) shares of Class B Common Stock (collectively with any Class B Common Stock issued with respect thereto or to any other Class B Common Stock issued in any stock split, dividend or distribution, the “Family Trust Shares”), Michael Steven Greenberg and Jeffrey Alan Greenberg shall each deposit with the Trustees eight hundred sixty four thousand one hundred eleven (864,111) shares of Class B Common Stock, and each other Beneficiary shall deposit with the Trustees eight hundred sixty four thousand one hundred twelve (864,112) shares of Class B Common Stock, all such Shares to be held by the Trustees pursuant to this Agreement. All such shares so deposited with the Trustees shall be properly endorsed for assignment and transfer to the Trustees on the books of the Company, together with any requisite transfer tax stamps attached thereto for an amount sufficient to pay all federal, state and local taxes or other governmental charges, if any, then payable in respect of such deposit or transfer. The Shares deposited with the Trustees shall be surrendered by the Trustees to the Company and canceled, and new certificates therefor shall be issued by the Company to and in the name of the Trustees (i.e., “Robert Y. Greenberg and Gil N. Schwartzberg, Trustees of the Skechers Voting Trust”) stating that they are issued subject to the Voting Trust, which fact shall also be stated in the stock ledger of the Company, and bearing the legend set forth in Section 2.5 below.

2.3 Additional Beneficiaries.

2.3.1 In connection with, and as a condition of, any Transfer of Trust Interests to a Permitted Transferee who is not already a Beneficiary hereunder (or any other Person required to join this Agreement in connection with such Transfer who is not already a Beneficiary hereunder), such Permitted Transferee (and any other Person required to join this Agreement in connection with such Transfer who is not already a Beneficiary hereunder) shall become a Beneficiary by executing and delivering to the Trustees a joinder hereto, agreeing to be bound as a Beneficiary hereunder.

2.3.2 Any Person entitled to hold Class B Common Stock who is not otherwise a Beneficiary hereunder may also become a Beneficiary under this Agreement, with the consent of the Trustees, by executing and delivering to the Trustees a deposit letter in substantially the form of Exhibit A hereto and by depositing shares of Class B Common Stock, properly endorsed for assignment, with the Trustees, together with any requisite transfer tax stamps attached thereto for an amount sufficient to pay all federal, state and local taxes or other governmental charges, if any, then payable in respect of such deposit or Transfer. The Trustees shall have the sole discretion to determine whether a Person is eligible to become a Beneficiary pursuant to this Agreement. Each additional Beneficiary, by the deposit of his, her or its shares of Class B Common Stock with the Trustees hereunder, shall, as of the date of deposit, become a party to and be bound by all the terms and conditions of this Agreement.

2.4 Trust Interests. Shares deposited hereunder shall be held in the Voting Trust for the account of the Beneficiary depositing such Shares. Certificates representing a Beneficiary’s interest in such Shares or in the Voting Trust will not be issued. For purposes of this Agreement, the beneficial interests of a Beneficiary in Shares held by the Voting Trust for the account of such Beneficiary shall be referred to as such Beneficiary’s “Trust Interests.”

2.5 Legend. All certificates representing Shares which are the subject of this Agreement shall bear the following legend:

“The shares of Class B Common Stock, par value $.001 per share, of Skechers U.S.A., Inc. evidenced by this Certificate (i) are subject to certain restrictions contained in the Voting Trust Agreement, dated as of March 2, 2016, among Robert Greenberg and Gil N. Schwartzberg, as Trustees, and the Beneficiaries thereto, as such Agreement may be amended, supplemented or otherwise modified from time to time, and (ii) are issued pursuant to the Voting Trust Agreement. By accepting this stock certificate, the holder thereof agrees to be bound by all of the provisions of the Voting Trust Agreement, which Agreement is available for inspection at the principal place of business of Skechers U.S.A., Inc., daily during business hours.”

2.6 No Legal Title to Shares in Beneficiaries Holding Trust Interests. The deposit of Shares with the Trustees hereunder shall constitute assignment and transfer to the Trustees of full legal title to such Shares, and shall vest in the Trustees all rights and powers of every nature incident to ownership of such Shares, subject only to the limitations specifically set forth herein. Beneficiaries holding Trust Interests shall not have legal title to any part of the Shares and shall not be entitled to Transfer any interest in (including, without limitation, any encumbrance on) the Shares, except pursuant to the provisions set forth in Section 6 below. No creditor of any Beneficiary holding Trust Interests shall be able to obtain legal title to, or exercise legal or equitable remedies with respect to, the Shares. No Transfer, by operation of law or otherwise, of any right, title or interest of any Beneficiary holding Trust Interests in and to its undivided beneficial interest in the Shares hereunder shall operate to terminate this Agreement or the Voting Trust created by this Agreement or entitle any successor of any Beneficiary to an accounting or to the transfer to such successor of any legal title to any part of the Shares.

3.	DIVIDENDS; ADDITIONAL STOCK AVAILABILITY

3.1 Payment of Dividends. In the event the Trustees receive any dividend or other distribution of cash or property (other than Class B Common Stock) upon or by reason of the Shares, the Trustees shall promptly make a distribution of such dividend or distribution to the Beneficiaries in accordance with their respective Trust Interests as they appear on the books of the Voting Trust as of the record date of the dividend or distribution. In the event of a stock split, dividend or distribution of Class B Common Stock, such shares of Class B Common Stock shall be added to the Shares held by the Trustees, and the Trust Interests of the Beneficiaries shall be adjusted accordingly. Prior to making any distribution of cash or other property to the Beneficiaries, the Trustees may retain therefrom sufficient cash or property to meet the expenses and obligations of the Voting Trust. The Trustees may, in their discretion, from time to time, instead of receiving and distributing any such dividends or distributions, authorize the Company to make payment or delivery thereof directly to the Beneficiaries in accordance with their respective Trust Interests as they appear on the books of the Voting Trust as of the record date of the dividend or distribution. The Trustees may also withhold taxes from the distributions to any Beneficiary as may be required by applicable law or regulation.

3.2 Subscription Rights. The Trustees shall promptly give notice to the Beneficiaries of the issuance or granting by the Company to its stockholders of any securities convertible into or exchangeable for, or rights to acquire, any Class B Common Stock or other securities to be issued by the Company, and each Beneficiary shall have the right, upon furnishing adequate funds and complying with other terms or provisions of such securities or rights, to direct the Trustees to exercise such securities or rights, or any part thereof, that have been issued in respect of the Shares represented by the Trust Interests held by such Beneficiary. The Trustees shall hold and own, subject to the provisions hereof, all such Class B Common Stock issued upon exercise of such securities or rights, and the Trust Interests of the Beneficiaries shall be adjusted accordingly. Securities other than Class B Common Stock so acquired shall be distributed by the Trustees to the Beneficiaries who have made such elections. In connection with any such distributions, the Trustees may withhold taxes from the distributions to any Beneficiary as may be required by applicable law or regulation.

3.3 Reorganization. If, in the case of any merger, consolidation, reorganization or other business combination involving the Company, the Trustees receive shares of capital stock of, or other equity interests in, the Company or any other corporation, partnership, limited liability company or other entity (other than Class B Common Stock) in exchange for the Shares deposited or held hereunder, the Trustees shall distribute such securities to the Beneficiaries in accordance with their Trust Interests as they appear on the Trustees’ records, unless otherwise directed by the majority of the voting power of all outstanding Trust Interests. In connection with any such distributions, the Trustees may withhold taxes from the distributions to any Beneficiary as may be required by applicable law or regulation. If any securities exchanged or substituted for the Shares represented by outstanding Trust Interests are retained, the rights and obligations of the Trustees and Beneficiaries shall, for all purposes, be treated as applying to the securities so held in exchange or substitution. The Trustees shall hold and own, subject to the provisions hereof, all Class B Common Stock received in connection with a transaction subject to this Section 3.3.

4.	TRUSTEE ACTIONS; POWERS

4.1 Powers. Subject to and in accordance with the terms and conditions of this Agreement, the Trustees are hereby vested with all of the rights, powers and privileges of every kind and character of an owner of the Shares, including: (a) the right to vote the same, either in person or by proxy, or act by written consent, for every purpose; (b) the right to become party to or prosecute or intervene in any suits or other legal or administrative proceedings affecting the Shares, the Company or the powers and duties or obligations of the Trustees; (c) the right to transfer all or any part of the Shares into the Trustees’ names; and (d) the right to take such other actions with respect to the Shares in accordance with this Agreement.

4.2 Trustees’ Status. Any Trustee, individually or otherwise (a) may hold Class B Common Stock or other securities of the Company, including Class A Common Stock, or possess Trust Interests issued hereunder, (b) may be a director, officer, employee or other agent or representative of the Company and its affiliates, (c) may vote for himself or herself as a director of the Company and (d) may contract, directly or through any firm of which he or she is a member, or a corporation in which he or she is a stockholder, director, officer, employee or other agent or representative, or in which he or she may be otherwise interested, with the Company or have a pecuniary interest in any matter or transaction to which the Company or another Trustee may be a party, in each case as fully as though such person were not a Trustee hereunder. A Trustee, if a director of the Company, may vote for himself or herself as an officer and/or employee of the Company and may participate in fixing the amount of compensation for such services. Any Trustee who is also a Beneficiary shall have all rights accorded Beneficiaries hereunder.

4.3 Expenses.

4.3.1 The Trustees may incur and pay all expenses and obligations that the Trustees deem necessary or proper in exercising the power and authority given to or vested in the Trustees by this Agreement and shall be entitled to reimbursement for any such expenses and obligations. While two persons serve together as Trustees, neither shall be entitled to receive any compensation for services rendered as a Trustee. If there is only one Trustee serving, that person may receive reasonable compensation for services as sole Trustee as provided under Delaware law.

4.3.2 Upon the request of the Trustees, each Beneficiary shall within thirty (30) days, pay the Trustees any requested portion of such Beneficiary’s share of all expenses and obligations incurred by the Trustees hereunder to such date. If after thirty (30) days, any Beneficiary has not complied with the Trustees’ request for payment, the Trustees may, in their discretion, sell Shares underlying the Trust Interests of each such non-paying Beneficiary to the extent required to pay such expenses. The Trustees may delay the delivery of any Shares to any Beneficiary pursuant to the withdrawal or termination provisions hereof until they have received payment of any required expenses and obligations from such Beneficiary.

4.3.3 All expenses and obligations incurred hereunder shall be allocated to the Beneficiaries pro rata based on their Trust Interests outstanding at the time such expenses and obligations are incurred.

4.4 Records and Reports.

4.4.1 The Secretary (as defined below) shall keep proper records of the assets of the Voting Trust, receipts and disbursements, a list of Beneficiaries and their respective Trust Interests, including the underlying Shares held in trust for their respective accounts, and other records necessary and appropriate for the administration of the Voting Trust. The books and records of the Voting Trust maintained in accordance with this Agreement shall at all reasonable times be open to inspection by the Beneficiaries for any proper purpose.

4.4.2 The Secretary shall periodically prepare and transmit to each Beneficiary statements of such Beneficiary’s account, showing Trust Interests, including the underlying Shares held on behalf of the Beneficiary, recent activity in such account, and such other matters as the Trustees deem appropriate.

4.4.3 The Secretary shall promptly transmit to the Beneficiaries all communications it may receive from the Company as a stockholder of the Company.

4.5 Term of Office. Each Trustee shall hold office until he or she resigns, dies or becomes incapacitated. A Trustee may resign at any time by mailing or delivering a written notice of his or her resignation to the Secretary. A person designated to act as a successor Trustee shall become a Trustee upon mailing or delivering to the Secretary an acknowledgement that he or she accepts the terms of the Voting Trust as herein set forth. The Secretary shall promptly notify the Beneficiaries upon the succession of a Trustee.

4.6 Initial Trustees. Robert Greenberg and Gil N. Schwartzberg shall be the initial Trustees (the “Initial Trustees”). Upon the death, resignation or incapacity of either of the Initial Trustees, the other Initial Trustee shall serve as the sole Trustee. If at any time there is only one Trustee serving hereunder, the term “Trustee” shall be deemed to be substituted for “Trustees” throughout this Agreement.

4.7 Successor Trustees. At any time that there is only one Trustee serving hereunder, such Trustee shall designate, nominate and appoint a successor, by written instrument delivered to the Secretary, which successor shall become a Trustee upon the death, resignation or incapacity of such sole Trustee. Any such designation, nomination and appointment may be revoked by the Trustee at any time by delivering a written instrument to the Secretary designating, appointing and nominating another successor. In case both Trustees shall die, resign or become incapacitated without having designated, nominated or appointed a successor, such successor shall be appointed by the vote of the Beneficiaries holding a majority of the voting power of all outstanding Trust Interests.

4.8 Exculpation. No Trustee shall be liable by reason of any matter arising out of or in relation to this Agreement, except for such loss or damage as the Beneficiaries may suffer by reason of such Trustee’s bad faith or willful misconduct, and, without limiting the foregoing, the Trustees shall not be liable for any action taken, or omitted to be taken, by them in reliance upon, and in conformity with, the advice of counsel. To the fullest extent permitted by law, the Beneficiaries hereby waive any and all fiduciary duties of the Trustees that, absent such waiver, may be implied by law or equity. The Trustees shall not be required to give a bond or other security for the faithful performance of their duties as such.

4.9 No Expenses for the Trustee. The Trustees shall not have any obligation by virtue of this Agreement to spend any of their own funds, or to take any action which could, in the judgment of the Trustees, result in any cost or expense being incurred by the Trustees other than in connection with their obligations hereunder. The Trustees shall not be required to take any action or refrain from taking any action under this Agreement unless they shall have been indemnified by the Beneficiaries in a manner and form satisfactory to the Trustees against any liability, cost or expense (including reasonable fees of counsel) which may be incurred in connection therewith. No provision of this Agreement shall be deemed to impose any duty on the Trustees to take any action if the Trustees shall have been advised by counsel that such action would expose them, or either of them, to personal liability, is contrary to the terms hereof or is contrary to law.

4.10 Indemnification.

4.10.1 The Beneficiaries covenant and agree to indemnify and hold harmless each of the Trustees without duplication, from and against any and all claims, damages, losses, liabilities, obligations, actions, suits, costs, disbursements and expenses (including reasonable fees and expenses of counsel) incurred by the Trustees arising out of, from or in conjunction with the Trustees’ execution of or performance or inaction under this Agreement, except to the extent such claim, damage, loss, liability, obligation, action, suit, cost, disbursement or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Trustee’s bad faith or willful misconduct.

4.10.2 The indemnities set forth in this Section 4.10 shall be in addition to any other obligations or liabilities of the Beneficiaries hereunder or at common law or otherwise and shall survive the termination of this Agreement.

4.11 Experts. The Trustees may employ legal counsel, accountants and other consultants to assist them in the exercise of their authority and may rely upon the advice so obtained.

4.12 Secretary. The Trustees shall appoint a Secretary (the “Secretary”), who may but need not be a Trustee. The Trustees may remove or replace at any time the person who is appointed as Secretary, and may pay reasonable compensation to the Secretary if said person is not a Trustee. It shall be the duty of the Secretary to maintain a record of transactions hereunder and to perform such other duties as herein provided or as may be required by the Trustees. Whenever the Secretary shall be incapacitated, absent or for any other reason unable to act, the Trustees may appoint an Assistant Secretary, and the Assistant Secretary shall act in place of the Secretary in taking any action or performing any duties herein required to be taken or performed by the Secretary. Promptly upon appointment, the Secretary and/or Assistant Secretary shall give notice in writing to all Beneficiaries of his or her name and address, and shall give similar notice of any change thereof.

5.	VOTING OF TRUST INTERESTS

5.1 Voting and Other Stockholder Actions. The Trustees shall (a) vote all the Shares on all matters presented for vote generally to the Company stockholders (a “Stockholder Vote”) and (b) act by written consent as to all the Shares with respect to any matter to be acted upon by written consent by the Company stockholders (a “Stockholder Action”), in each case, as determined by the Trustees in their sole discretion. The vote or action to be taken with respect to any Stockholder Vote or Stockholder Action shall be determined as follows:

5.1.1 At any time that both Robert Greenberg and Gil N. Schwartzberg are serving as Trustees hereunder, Robert Greenberg shall make such determination, in his sole discretion, with respect to the Family Trust Shares, and Gil N. Schwartzberg shall make such determination, in his sole discretion, with respect to all other Shares.

5.1.2 At any time that there is only one Trustee serving hereunder, the Trustee shall make such determination, in his sole discretion, with respect to all Shares.

Notwithstanding anything herein to the contrary, if any tender offer, merger, consolidation, reorganization, sale of substantially all of the assets of the Company, transfer of a majority or greater of the Company’s outstanding voting stock (including Class B Common Stock) or other business combination (an “Organic Transaction”) is the subject of a Stockholder Vote or Stockholder Action and the Company stockholders approve such Organic Transaction, then a Transfer pursuant to such Organic Transaction of Class B Common Stock by the Trustees, at the direction of the Beneficiary holding Trust Interests representing such Class B Common Stock, shall be permitted, notwithstanding anything herein to the contrary.

5.2 Voting by Beneficiaries. Unless otherwise expressly provided herein, whenever any action is to be taken by the Beneficiaries, the Beneficiaries may act either: (a) by a vote in person or by proxy at a meeting of Beneficiaries or (b) by an instrument or concurrent instruments in writing, signed by the number or proportion in interest (as required herein) of such Beneficiaries without a formal meeting. On all matters for which a Beneficiary is entitled to vote hereunder, each Beneficiary shall be entitled to ten (10) votes for each share of Class B Common Stock held for the Beneficiary’s account and represented by the Trust Interests held by him, her or it.

5.3 Meetings. Whenever a meeting of the Beneficiaries shall be requested in writing by the Trustees or by Beneficiaries holding a majority of the voting power of all Trust Interests, the Secretary shall call such meeting within thirty (30) days and shall promptly give notice to all persons entitled to be present at such meeting, specifying the time and place of the meeting and the business proposed to be transacted. Such notices shall be given not less than ten (10) days before the time of the meeting, but notice may be waived in writing or by presence at a meeting.

6.	TRANSFERS; WITHDRAWAL OF SHARES

6.1 Transfer Books. The Trust Interests issued hereunder shall be transferable only in record name on the books of the Voting Trust, in accordance with and subject to the terms and conditions of this Section 6 and such procedures as the Trustees or Secretary may establish from time to time, and the Trustees may at all times and for all purposes treat the Beneficiary of each Trust Interest as the sole owner thereof. Upon the transfer of a Trust Interest on the books of the Trust, the transferee shall, except as otherwise provided herein, be substituted for the prior Beneficiary and shall have the rights and be subject to the obligations with respect to such Trust Interest of the original Beneficiary. The Trustees or Secretary may, in their discretion, from time to time cause the transfer books to be closed for such reasonable period of time as the Trustees may deem expedient.

6.2 Transfer of Trust Interests. Trust Interests may only be transferred to other Permitted Transferees. Any other purported Transfer of Trust Interests shall be null and void ab initio.

6.3 Withdrawal of Shares.

6.3.1 Shares of Class B Common Stock represented by Trust Interests, excluding any Family Trust Shares, may be withdrawn from the Voting Trust only with the consent of the Trustees, which may be withheld in the Trustees’ sole discretion, and subject to any terms or conditions determined by the Trustees in their sole discretion (a “Withdrawal”). The Beneficiary withdrawing Shares pursuant to a Withdrawal is referred to herein as a “Withdrawing Beneficiary.” No Family Trust Shares may be withdrawn from the Voting Trust. Any purported withdrawal of Family Trust Shares (and any Transfer in connection therewith) and any purported withdrawal of other Shares (and any Transfer in connection therewith) not in accordance with the first sentence of this Section 6.3.1 shall be null and void ab initio.

6.3.2 Except as otherwise determined by the Trustees, any Withdrawal approved by the Trustees shall be effected as follows: after the Withdrawing Beneficiary has paid his, her or its share of the outstanding expenses and obligations of the Trustees (which payment shall be subject to the provisions of Section 4.3), the Trustees shall promptly instruct the Company to register a transfer of ownership of such Shares of Class B Common Stock subject to the Withdrawal from the Trustees to the Withdrawing Beneficiary and to deliver to the Withdrawing Beneficiary certificates or other evidence of ownership as may be provided by the Company for such Shares of Class B Common Stock as is consistent with the Certificate of Incorporation (including any applicable conversion provisions), and the Withdrawing Beneficiary shall be entitled to his, her or its pro rata portion of all cash, property or securities held by the Trustee hereunder at such date with respect to such Shares of Class B Common Stock. The Withdrawing Beneficiary, by the withdrawal of his, her or its Class B Common Stock and receipt of his, her or its pro rata portion of any cash, property or securities distributed by the Trustees, shall thereby be deemed to have released and discharged the Trustees and their agents and attorneys from all liability and accountability under this Agreement of every kind, character and description whatsoever with respect to such Shares of Class B Common Stock.

6.4 Conversion of Shares Prohibited. Class B Common Stock held in the Voting Trust shall not be converted into Class A Common Stock by any Beneficiary. For the avoidance of doubt, no conversion into Class A Common Stock pursuant to an Event of Automatic Conversion shall be deemed to be a conversion by a Beneficiary.

7.	AMENDMENT AND TERMINATION

7.1 Amendment. This Agreement may be amended from time to time by approval of the Trustees, the Beneficiaries holding at least a majority of the voting power of the outstanding Trust Interests representing Family Trust Shares and the Beneficiaries holding at least a majority of the voting power of the outstanding Trust Interests representing Shares other than the Family Trust Shares. The Secretary shall promptly give written notice of all amendments of this Agreement to all Beneficiaries.

7.2 Term and Termination. This Agreement may be terminated at any time by the Trustees. Unless so terminated, this Agreement shall continue in full force and effect for a period of fifteen (15) years unless earlier terminated; provided, however, that if the permissible duration of this Agreement shall be limited to any lesser period by operation of law, this Agreement shall terminate upon the expiration of such lesser permitted period of duration.

7.3 Distributions at Termination. Whenever this Agreement shall terminate, the rights of all parties hereto shall terminate, except the rights of each Beneficiary, upon the payment of his, her or its share of the expenses and obligations of the Trustees (which reimbursement shall be subject to the provisions of Section 4.3), to the receipt of the Shares held in his, her or its account and his, her or its pro rata portion of all cash, property or securities held by the Trustees hereunder as of such date. In connection with the distributions to be made upon termination of this Agreement, the Trustees shall promptly instruct the Company to deliver to each Beneficiary certificates or other evidence of ownership as may be provided by the Company, as is consistent with the Certificate of Incorporation (including any applicable conversion provisions), for the Shares held in the Voting Trust for such Beneficiary’s account. A Beneficiary, by the acceptance of his, her or its Shares and respective pro rata portion of any cash, property or securities distributed by the Trustees, shall thereby be deemed to have released and discharged the Trustees and their agents and attorneys from all liability and accountability under this Agreement of every kind, character and description whatsoever.

8.	NOTICES

8.1 Method. Any notice or communication by the Trustees or any Beneficiary shall be duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission (including electronic image scan) or overnight air courier guaranteeing next day delivery, to the recipient’s address:

If to the Trustees:

Gil N. Schwartzberg, Esq.

5500 Military Trail, Suite 22,

Box 356

Jupiter, Fl 33458

Email: gnsesq@aol.com

and

Mr. Robert Y. Greenberg

c/o Regina Brown, CPA

21440 Ventura Blvd,

Woodland Hills, CA 91364

Email: regina@reginabrowncpa.com

With a copy to (which shall not constitute notice):

Ms. Karen Kreinman

c/o Regina Brown, CPA

21440 Ventura Blvd,

Woodland Hills, CA 91364

Email: regina@reginabrowncpa.com

If to a Beneficiary, in care of Regina Brown at the address indicated above. The Trustees or any Beneficiary, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications.

8.2 Receipt. All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if transmitted by electronic image scan; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. If a notice or communication is mailed, transmitted or sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

9.	MISCELLANEOUS

9.1 Construction. The Trustees shall have full power and authority to interpret and construe this Agreement, and their interpretation and construction shall be conclusive and binding upon the parties hereto, unless made in bad faith. The Trustees may establish such rules as in their judgment may be deemed necessary or proper to carry out the same properly and effectively.

9.2 Successors and Assigns. None of the parties hereto shall have the right to assign any of their rights or delegate any of their obligations under this Agreement or any part hereof, except as expressly permitted herein. Any assignment in violation of the terms of this Agreement shall be null and void ab initio.

9.3 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

9.4 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon such determination that any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in such a manner that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.5 Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile (including electronic image scan) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.6 Remedies. Each of the parties hereto will be entitled to enforce his, her or its rights under this Agreement against any other party from whom damages may be sought specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his, her or its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party shall be entitled to immediate injunctive relief or specific performance without bond or the necessity of showing actual monetary damages in order to enforce or prevent any violations of the provisions of this Agreement.

9.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ITS INTERNAL CONFLICTS OF LAWS PRINCIPLES.

9.8 Arbitration.

9.8.1 Except as otherwise specifically provided in this Agreement, any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its arbitrability, validity or termination, or the performance or breach thereof, shall be exclusively and finally settled by arbitration administered by JAMS. Any party hereto may initiate arbitration by notice to any other party (a “Request for Arbitration”). The arbitration shall be conducted in accordance with the JAMS rules governing commercial arbitration in effect at the time of the arbitration, except as they may be modified by the provisions of this Agreement. The place of the arbitration shall be Los Angeles, California. The arbitration shall be conducted by a single arbitrator appointed by the Beneficiaries party to such arbitration (“Disputing Beneficiaries”) from a list of at least five (5) individuals who are independent and qualified to serve as an arbitrator submitted by the Trustees within fifteen (15) days after delivery of the Request for Arbitration. The Disputing Beneficiaries will make their appointment within ten (10) days after they receive the list of qualified individuals from the Trustees. In the event the Trustees fail to send a list of at least five (5) qualified individuals to serve as arbitrator to the Disputing Beneficiaries within such fifteen (15) day time period, then the Disputing Beneficiaries shall appoint a qualified individual as such arbitrator within twenty-five (25) days from the Request for Arbitration. In the event the Disputing Beneficiaries fail to appoint an individual to serve as arbitrator from the list of at least five (5) qualified individuals within ten (10) days after their receipt of such list from the Trustees, the Trustees shall appoint one of the individuals from such list to serve as arbitrator within five (5) days after the expiration of such ten (10) day period. Any individual will be qualified to serve as an arbitrator if he or she shall be an individual who has no material business relationship, directly or indirectly, with any of the parties hereto and who has at least ten (10) years of experience in the practice of corporate law. The arbitration shall commence within thirty (30) days after the appointment of the arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrator’s award shall be made within thirty (30) days following such completion. The applicable parties may agree to extend the time limits specified in the foregoing sentence.

9.8.2 The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Delaware without reference to its internal conflicts of laws principles, and will be without power to apply any different substantive law. The arbitrator will render an award and a written opinion in support thereof. Such award shall include the costs related to the arbitration and reasonable attorneys’ fees and expenses to the prevailing party. The arbitrator shall also have the authority to grant provisional remedies, including injunctive relief, and to award specific performance. The arbitrator may entertain a motion to dismiss and/or a motion for summary judgment by any party, applying the standards governing such motions under the Federal Rules of Civil Procedure, and may rule upon any claim or counterclaim, or any portion thereof (a “Claim”), without holding an evidentiary hearing, if, after affording the parties an opportunity to present written submission and documentary evidence, the arbitrator concludes that there is no material issue of fact and that the Claim may be determined as a matter of law. The parties hereto waive, to the fullest extent permitted by law, any rights to appeal, or to any review of, any arbitrator’s award by any court. The arbitrator’s award shall be final and binding, and judgment on the award may be entered in any court of competent jurisdiction, including the courts of Los Angeles County, California. Each party hereto irrevocably submits to the non-exclusive jurisdiction and venue in the courts of the State of California and of the United States sitting in Los Angeles, California, in connection with any such proceeding, and waives any objection based on forum non conveniens. EACH PARTY HERETO IRREVOCABLY WAIVES SUCH PARTY’S RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION TO ENFORCE AN ARBITRATOR’S DECISION OR AWARD PURSUANT TO THIS SECTION 9.8.

9.8.3 The parties hereto agree to maintain confidentiality as to all aspects of the arbitration, except as may be required by applicable law, regulations or court order, or to maintain or satisfy any suitability requirements for any license by any state, federal or other regulatory authority or body, including professional societies and organizations; provided, that nothing herein shall prevent a party hereto from disclosing information regarding the arbitration for purposes of enforcing the award. The parties hereto further agree to obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

9.9 Entire Agreement. This Agreement and the Certificate of Incorporation constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and shall supersede all prior agreements and understandings (whether written or oral) between the parties hereto.

9.10 Securities Laws. It is acknowledged that requirements and restrictions of various laws, including federal and state securities laws, may impose limitations upon the Trustees in the performance of their duties and obligations hereunder on behalf of the Voting Trust, including limitations as to the timing and volume of purchases or sales of the Company securities by the Voting Trust. In the event compliance with this Agreement is limited by such laws, the Trustees will use their reasonable best efforts to effect such actions as soon as practicable. Each Beneficiary agrees to provide any further information or take any further action reasonably requested by the Trustees in order to effect the transactions contemplated hereby in a manner that complies with such laws, including the providing of representations and warranties in connection with the purchase of Trust Interests.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized representative and given effect as of the Effective Date.

TRUSTEES

/s/ Robert Y. Greenberg
Robert Y. Greenberg, Trustee

/s/ Gil N. Schwartzberg
Gil N. Schwartzberg, Trustee

Continued signatures to Voting Trust Agreement

BENEFICIARIES:

The Greenberg Family Trust

/s/ Robert Y. Greenberg
By: Robert Y. Greenberg, Co-Trustee

/s/ Jennifer Messer
Jennifer Messer

/s/ Michael Steven Greenberg
Michael Steven Greenberg

/s/ Scott Bruce Greenberg
Scott Bruce Greenberg

/s/ Jeffrey Alan Greenberg
Jeffrey Alan Greenberg

/s/ Jason Aaron Greenberg
Jason Aaron Greenberg

/s/ Joshua Adam Greenberg
Joshua Adam Greenberg

EXHIBIT “A”

DEPOSIT LETTER

            , 20

Trustees under the Voting Trust Agreement dated as of March 2, 2016.

c/o

Gentlemen:

Enclosed herewith are the following certificates for a total of              shares of Class B Common Stock of Skechers U.S.A., Inc.:

Certificate Number	Number of Shares

The certificates have been endorsed in blank with the signature witnessed or executed stock powers attached thereto, and are hereby deposited with you as Trustees to hold the same in trust under and pursuant to the terms of the Voting Trust Agreement relating to such Class B Common Stock, dated as of March 2, 2016, the initial Trustees named in such agreement being Robert Greenberg and Gil N. Schwartzberg.

The undersigned hereby acknowledges receipt of a copy of the above mentioned Voting Trust Agreement and, subject to your acceptance of this deposit by issuing the Trust Interests as mentioned below, hereby accepts and agrees to all the terms and provisions of said Voting Trust Agreement and joins therein.

Please record Trust Interests evidencing the deposit of the above described shares of stock registered in the name of the undersigned Beneficiary as follows:

Name:

Address:

Very truly yours,

Print Name of Beneficiary

Signature of Beneficiary